January 2005 Douglas Carty, SVP and CFO

The following presentation may contain forward-looking statements. Although such statements reflect our current reasonable judgment regarding the direction of our business, actual results may differ materially from those projected here. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise. You can find information on the risk factors concerning why the actual results might differ from statements made today in our documents filed with the Securities and Exchange Commission. Forward-looking Statement

2004 Portfolio of Companies

Consolidated Results - Fiscal 2004 Revenue $4,631 million 3.3% vs. F03 EBITDA $505 million EBITDA margin 10.9% 70 bps vs. F03 Ed. Svcs. Greyhound Public Transit Healthcare Revenue 1496 1231 301 1605 Ed. Svcs. Greyhound Public Transit Healthcare EBITDA 287 87 8 123 See Appendix B for reconciliation of EBITDA to GAAP measures Education Services Public Transit Greyhound Healthcare (AMR/EmCare)

Income Statement

Sale of Healthcare Companies Benefit Sale Price Use of Proceeds Proforma Debt Surfaces value; reduces complexity; strengthens balance sheet $820 million - $775 net cash after fees and debt assumption Pay down $573 million Term B facility; buyback 3.8 million shares Approximately $556 million - $406 million 10.75% Senior Notes due 2011 - $150 million Greyhound 11.5% Senior Notes

2005 Portfolio of Companies Focus on core transportation expertise Market leaders Contractual & repetitive revenue Strategic initiatives underway Opportunities for margin improvement

Education Services Overview Largest provider Revenue is contractual and renewable Planned Initiatives Expand margins by 300 to 400 bps over 3 to 4 years Contract rationalization Centralize administrative services Technology deployment to reduce operating costs Regional clustering Safely transporting two million children to and from school each day. Long Term Goal: Use low cost leadership as platform for growth F04 PY Revenue $1,496 (0.3)% EBITDA 19.2% 50 bps CapEx $133

Greyhound Overview Great American icon Provides scheduled, charter and package express services Planned Initiatives Simplify network based on yield Regional focus Eliminate unprofitable and marginally profitable routes Broaden customer appeal Enhance package delivery services The only national network of scheduled inter-city bus transportation services. Long Term Goal: To achieve sustainable profitability F04 PY Revenue $1,231 2.2% EBITDA 7.1% 150 bps CapEx $36

Public Transit Services Overview Contracts with municipal transit authorities for paratransit and fixed route service Low capital requirements with platform for growth Navi-trans routing software Planned Initiatives Build revenue Lower unit costs Continue strong safety record Serving 52 million passengers annually. Long Term Goal: To profitably grow revenue F04 PY Revenue $301 6.2% EBITDA 2.7% (310) bps CapEx $13

Investment Highlights Investment Highlights Strong free cash flow Stable revenue base - contractual and repetitive EBITDA - opportunities for improvement Incentives - equity focused Committed to increasing shareholder value

Appendix A A1

Appendix A A2